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                                   EXHIBIT 8.1











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                            GARDNER, CARTON & DOUGLAS
                            SUITE 3400 - QUAKER TOWER
                             321 NORTH CLARK STREET
                    CHICAGO, ILLINOIS 60610-4795WASHINGTON, D.C.
                                 (312) 644-3000
                                 TELEX:  25-3628
                           TELECOPIER:  (312) 644-3381

                                October 23, 1996



Draxis Health, Inc.
6870 Goreway Drive
Mississauga, Ontario L4V 1P1
Canada

     RE:  TAX TREATMENT OF REINCORPORATION MERGER AND MANDATORY SHARE EXCHANGE
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Gentlemen:

     This opinion is being delivered to you pursuant to Section 7.2(d) of the Exchange Agreement, dated as of July 25, 1996 (the "Agreement"), by and among Draxis Health Inc. ("Draxis"), Draxis Pharmaceutica Inc., a Canadian corporation and a wholly-owned subsidiary of Draxis ("DPI") and Deprenyl Animal Health, Inc., a Missouri corporation ("Old DAHI").

     Pursuant to the terms of the Agreement, Old DAHI will merge with and into Deprenyl Animal Health, Inc., a Louisiana corporation ("New DAHI") newly formed by Old DAHI for purposes of the merger (the "Reincorporation Merger").
 In the Reincorporation Merger, each shareholder of Old DAHI will receive one share of New DAHI stock for each share of Old DAHI stock surrendered. All outstanding shares of New DAHI stock owned by Old DAHI prior to the Reincorporation Merger will be canceled pursuant to the Reincorporation Merger. To the extent any shareholder of Old DAHI dissents to the Reincorporation Merger, any consideration received by such shareholder pursuant to such dissent will be paid by Old DAHI or New DAHI, and not directly or indirectly by Draxis, DPI or any other affiliate of Draxis.
Except for any such dissenters, the ownership of New DAHI immediately following the Reincorporation Merger will be identical to the ownership of Old DAHI immediately prior to the Reincorporation Merger.

     Following consummation of the Reincorporation Merger, pursuant to the Agreement, all of the shares of stock of New DAHI other than those shares owned by Draxis L.L.C. and DPI will be transferred to DPI in exchange for newly issued Draxis Common Stock at a ratio of 1.35 shares of Draxis Common Stock for each share of Old DAHI stock (the "Exchange"). The Exchange is intended to constitute a Mandatory Share Exchange under Louisiana law, as a result of which the Exchange will be effective as of the Effective Time as to all New DAHI

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October 23, 1996
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shareholders, including those, if any, who vote against the Exchange or refuse to physically tender their Old DAHI or New DAHI share certificates.
No New DAHI shareholder will receive any consideration for his or her shares of New DAHI stock in the Exchange other than Draxis Common Stock, except for cash paid in lieu of fractional shares. Under Louisiana law, no New DAHI shareholder will have the right to perfect dissenters' rights to the Exchange.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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October 23, 1996
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     In our capacity as special United States tax counsel to Draxis in connection with the negotiation and execution of the Agreement, for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Exchange) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, opinions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.  The Agreement (including Exhibits);

     2. Representations made to us by Draxis and DPI in a letter of even date herewith;

     3. Representations made to us by Old DAHI and New DAHI in a letter of even date herewith;

     4. "Continuity of Interest" letters delivered by certain shareholders of Old DAHI and New DAHI;

     5. The Registration Statement on Form F-4 filed with the Securities and Exchange Commission (which contains a joint management proxy statement-prospectus of Old DAHI, New DAHI, and Draxis) (the "Registration Statement");

     6. Such other instruments and documents related to the formation, organization and operation of Draxis, DPI, Old DAHI and New DAHI or to the consummation of the Reincorporation Merger, the Exchange, and the transactions contemplated thereby as we have deemed necessary or appropriate; and

     7. An opinion addressed to this firm and Wilson, Sonsini, Goodrich & Rosati from Jacqueline H.R. Le Saux of Draxis.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation of review thereof) that:

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October 23, 1996
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     1.  Original documents (including signatures) are authentic documents submitted to us as copies conform to the original, and there has been (or will be by the Effective Time of the Exchange) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Reincorporation Merger will be consummated pursuant to the Agreement and will be effective under the laws of the states of Louisiana and Missouri;

     3. The Exchange will be consummated pursuant to the Agreement and will be effective under the laws of the state of Louisiana;

     4. Any statement made in any of the documents referred to herein "to the best of the knowledge" or "to the knowledge" of any person or party is correct without such qualification;

     5. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     6. The shareholders of Old DAHI do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Draxis stock to be received in the Reincorporation Merger or the Exchange (or to dispose of Old DAHI capital stock in anticipation of the Reincorporation Merger or the Exchange) such that the shareholders of Old DAHI will not receive and retain a meaningful continuing equity ownership in Draxis that is sufficient to satisfy the continuity of interest requirement as specified in United States Treasury Regulation Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

     7. New DAHI will comply with the reporting requirements set forth in United States Treasury Regulation Section 1.367-3T(c)(4).

     8. The ownership of shares of Old DAHI by Draxis and entities affiliated with Draxis for United States income tax purposes is in fact as stated in representation number 16 of the representations made to us by Draxis and DPI in a letter of even date herewith;

     9. Any and all acquisitions and transfers of shares of Old DAHI and debt convertible into shares of Old DAHI by and among Draxis and entities affiliated with Draxis, for United States income tax purposes, were not in contemplation of and were separate and apart from and unrelated to the Exchange and at the time of any such acquisitions or transfers none of Draxis or any of its Affiliates had any plan or had undertaken any negotiations to acquire 80% or more of the outstanding stock of DAHI.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for United States federal income tax purposes, the Reincorporation Merger and the Exchange will qualify as "reorganizations" as defined in Section 368(a) of the Code.

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October 23, 1996
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     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Reincorporation Merger and the Exchange as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Reincorporation Merger, the Exchange, or any other transaction (including any transaction undertaken in connection with the Reincorporation Merger or the Exchange).

     No opinion is expressed as to any transaction other than the Reincorporation Merger and the Exchange as described in the Agreement or to any transaction whatsoever, including the Reincorporation Merger and the Exchange, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and satisfying the conditions set forth in Section 7.2(d) of the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "U.S. Federal Income Tax Consequences of the Share Exchange Plan." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Gardner, Carton & Douglas
                                        GARDNER, CARTON & DOUGLAS